Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post–Effective Amendment No. 173 to the Registration Statement on Form N–1A of Fidelity Select Portfolios: Enterprise Technology Services Portfolio of our report dated April 10, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Report to Shareholders on Form N-CSR for the year ended February 29, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 7, 2024